Exhibit 77(c)

The ALGER funds

alger growth opportunities fund

special MEETING OF ShareHOLDERS

july 29, 2015

PRELIMINARY VOTING REPORT OF INSPECTOR OF ELECTION

To the Secretary of the Special Meeting of Shareholders of Alger Growth Opportunities Fund:

The undersigned, being duly appointed to serve as Inspector of Election at the Special Meeting of Shareholders (the "Meeting") of Alger Growth Opportunities Fund (the "Fund"), held at 1:00 p.m. on July 29, 2015, hereby certifies that I have conducted the balloting and the vote by the shareholders of the Fund for the purposes set forth below and that the Fund had outstanding and entitled to vote at the Meeting 1,281,069 Class A Shares of which _399,187__ shares were represented at the Meeting,515,245 Class C Shares of which _268,077__ shares were represented at the Meeting, 343,790 Class I Shares of which __161,389__ shares were represented at the Meeting and 474,881 Class Z Shares of which __373,576__ shares were represented at the Meeting in person or by proxy, constituting more than a majority of Class A, Class C, Class I and Class Z Shares and a quorum.

I hereby further certify that the proposal received a plurality of votes cast as follows:

	Votes Cast	For	Against	Abstain

Proposal 1—To approve changing the Fund's fundamental investment policy regarding concentration of investments	1,328,760	1,218,159	18,167	92,434

IN TESTIMONY WHEREOF, I have hereunto set my hand this 29th day of July, 2015.

Laura A. Bissell Inspector of Election